EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-131894, 333-128745, 333-122289, 333-119547, 333-117121, 333-115082, 333-112465, 333-114162, 333-112272, 333-110003, 333-109387, 333-107729, 333-106748, 333-104267, 333-102610, 333-101782, 333-100272, 333-98575, 333-91788, 333-85930, 333-85352, 333-76034, 333-76266, 333-57676, 333-89761 and 333-67317 on Form S-3 of our reports dated July 6, 2006, relating to the financial statements and financial statement schedules of Investors Real Estate Trust, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the year ended April 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
July 6, 2006

2006 Annual Report